Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Exten Industries, Inc. on Form S-8 (No. 333-40752) of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 9, 2004 on the consolidated financial statements of Exten Industries, Inc. and subsidiaries as of November 30, 2003 and 2002 and for the years then ended, which report is included in this Annual Report on Form 10-KSB for the year ended November 30, 2003.

J. H. COHN LLP

San Diego, California
January 9, 2004

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